Exhibit 10.8

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made the 7th day of March, 2019, amending and restating that certain Employment Agreement dated April 29, 2016, to become effective as of the Effective Date (as hereinafter defined), by and between Nicolet Bankshares, Inc., a bank holding company organized under the laws of the State of Wisconsin (the “Company”), Nicolet National Bank, a national bank (the “Bank” and collectively with the Company, the “Employer”), and Michael E. Daniels, a resident of the State of Wisconsin (the “Executive”).

BACKGROUND:

The Employer and Executive are parties to that certain Employment Agreement dated April 29, 2016 (the “Prior Employment Agreement”).
The Bank and the Executive now desire to amend and restate the Prior Employment Agreement to address certain administrative and substantive changes, and (ii) to update the Prior Employment Agreement in a number of respects.
The Employer and the Executive intend that this Agreement embodies the complete terms and conditions of the Executive’s employment with the Employer and supersedes all prior employment and similar agreements between the Executive and the Employer (and/or their Affiliates), as set forth more specifically below.
AGREEMENT:

In consideration of the above premises and the mutual agreements hereinafter set forth, effective as of the Effective Date, the parties hereby agree as follows:

1.    Duties.

1.1    Positions. The Executive shall be employed as Executive Vice President and Secretary of the Company and as President and Chief Executive Officer of the Bank, subject to the direction of the Board of Directors, shall perform and discharge faithfully those duties in connection with the conduct of the Business of the Employer for which the Executive is responsible, subject to any specific allocation of duties between the Company and the Bank as may be provided for by the Board of Directors. The duties and responsibilities assumed by, or assigned to, the Executive shall be commensurate with the duties and responsibilities associated with similar positions at other holding companies and community banks of a similar size to the Employer.

1.2    Full-Time Status. In addition to the duties and responsibilities specifically assigned to the Executive pursuant to Section 1.1 hereof, the Executive shall:

(a)    subject to Section 1.3, devote substantially all of the Executive’s time, energy and skill during regular business hours to the performance of the duties of the Executive’s employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;

(b)    diligently follow and implement all reasonable and lawful management policies and decisions communicated to the Executive by the Board of Directors; and

(c)    timely prepare and forward to the Board of Directors all reports and accountings as reasonably may be requested of the Executive.

1.3    Permitted Activities. The Executive shall devote substantially all of the Executive’s entire business time, attention and energies to the Business of the Employer, but as long as the following activities do not interfere with the Executive’s obligations to the Employer, this shall not be construed as preventing the Executive from:

(a)    investing the Executive’s personal assets in any manner which will not require any services on the part of the Executive in the operation or affairs of the entity and in which the Executive’s participation is solely that of an investor; provided that such investment activity following the Effective Date shall not result in the Executive owning beneficially at any time one percent (1%) or more of the equity securities of any Competing Business; or

(b)    participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books, teaching or serving on the board of directors of an entity so long as any such participation does not interfere with the ability of the Executive to effectively discharge the Executive’s duties hereunder; provided further, that the Board of Directors may direct the Executive in writing to resign from any such organization and/or cease such activities should the Board of Directors reasonably conclude that continued membership and/or activities of the type identified would not be in the best interests of the Employer.

2.    Term.    This Agreement shall remain in effect for the Term. While this Agreement remains in effect, it shall automatically renew each day after the date of this Agreement so that the Term remains a three-year term from day-to-day hereafter unless the Employer or the Executive gives written notice to the other of its or his intent that the automatic renewals shall cease. In the event such notice of non-renewal is properly given, this Agreement and the Term shall expire on the third anniversary of the thirtieth (30th) day following the date such written notice is received. In the event the Executive continues to provide services to the Employer as an employee following the expiration of the Term, but without entering into a new written employment agreement, such post-expiration of the Term employment shall be deemed to be performed on an “at-will” basis and either party may thereafter terminate such employment with or without notice and for any or no reason and without any obligations determined by reference to this Agreement.

3.    Compensation. The Employer shall pay or otherwise provide the Executive the following during the Term, except as otherwise provided below:

3.1    Annual Base Salary. The Executive shall be paid a base salary at the annual base rate of Five Hundred Ten Thousand and No/100 Dollars ($510,000) (the “Annual Base Salary”). The Executive’s Annual Base Salary shall be reviewed by the Board of Directors annually for potential increases, as determined by the Board of Directors based on its evaluation of the Executive’s performance. The Executive’s Annual Base Salary shall be payable in accordance with the Bank’s normal payroll practices.

3.2    Annual Incentive Compensation. Unless otherwise prohibited by banking regulation, rule or directive, the Executive shall have the opportunity to earn annual bonus compensation in such manner as may be determined by, and based on performance measures or target levels as may be established by, the Board of Directors upon the recommendation of the Compensation Committee of the Board of Directors (the “Committee”) consistent with the Bank’s strategic planning process, pursuant to any incentive compensation program as may be adopted from time to time by the Board of Directors (an “Annual Bonus”). Any Annual Bonus earned shall be payable in cash or cash equivalents by March 15th of the calendar year following the calendar year in which the bonus is earned in accordance with the Bank’s normal practices for the payment of short-term incentives. To be entitled to any payment of bonus compensation from the Bank pursuant to Section 3.2, the Executive must be employed by the Employer on the last day of the applicable performance period and must continue to be employed until the date that such payment is made.

3.3    Equity Award. The Executive shall be entitled to such equity incentive awards in the discretion of the Board of Directors of the Company (or any committee thereof) based upon and/or subject to any performance measures as may be established by the granting entity; provided, however, that, in general, the Company shall make awards at such times and subject to such terms and conditions that are no less favorable than awards granted to similarly situated executives.

3.4    Life Insurance. The Employer shall provide the Executive with term life insurance coverage on the Executive’s life with a death benefit of no less than One Million Five Hundred Thousand Dollars ($1,500,000), with such death benefit payable to such beneficiary or beneficiaries as the Executive may designate.

3.5    Business and Professional Education Expenses; Memberships. In accordance with the reimbursement policies from time to time adopted by the Board of Directors and consistent with the annual budget approved for the period during which an expense was incurred, the Employer specifically agrees to reimburse the Executive for reasonable and necessary business expenses incurred by the Executive in the performance of the Executive’s duties hereunder; provided, however, that the Executive shall, as a condition of any such reimbursement, submit verification of the nature and amount of such expenses in accordance with such reimbursement policies and in sufficient detail to comply with rules and regulations promulgated by the United States Treasury Department. Notwithstanding anything to the contrary in the foregoing, the Employer acknowledges and agrees that reasonable and necessary business expenses for purposes of this Section 3.5 shall include reimbursement for the cost of the annual dues for membership in the country clubs in which the Executive is a member as of the Effective Date and the use of an automobile of a make and model determined by the Employer. The Employer shall pay the expenses associated with the operation, maintenance, repair and insurance for the automobile. The Executive shall be responsible for maintaining adequate records of the Executive’s personal use of the automobile and for timely providing the Employer with such records on an annual basis. In the event of any failure to do so, the Employer shall report the entire value of the use of the automobile and related reimbursements as taxable income to the Executive. Except as otherwise provided in this Section 3.5, the Executive acknowledges that the Employer makes no representation with respect to the taxability or non-taxability of the benefits provided under this Section 3.5.

3.6    Paid Leave. The Executive shall be entitled to paid leave of no less than twenty-four (24) days per calendar year, subject to proration and exclusive of paid leave for holidays and sickness, with such paid leave to be taken in accordance with the Bank’s policy for paid leave as may be in effect from time to time. All use of Executive’s paid leave shall be determined in accordance with the Bank’s paid leave policy as in effect from time to time.
3.7    Benefits. In addition to the benefits specifically described in this Agreement, the Executive shall be entitled to such benefits as may be available from time to time to similarly situated employees of the Employer. All such benefits shall be awarded and administered in accordance with the Employer’s standard policies and practices.

3.8    Withholding. The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements. The Executive further acknowledges and agrees that the Employer’s provision of certain in-kind benefits and reimbursements of expenses will result in income or imputed income for income tax purposes in accordance with applicable tax laws and that such income or imputed income also may be subject to tax withholding obligations that may be satisfied by deductions made from other compensation otherwise payable to the Executive by the Employer.

3.9    Apportionment of Obligations. The obligations for the payment of the amounts otherwise payable pursuant to this Section 3 shall be apportioned between the Company and the Bank as they may agree from time to time in their sole discretion. The satisfaction of the obligations in this Section 3 and Section 4 shall be subject to any approvals or non-objections from, and any conditions or restrictions imposed by, any regulator of the Employer.

3.10    Reimbursement of Expenses; In-Kind Benefits. All expenses eligible for reimbursements described in this Agreement must be incurred by the Executive during the Term to be eligible for reimbursement. All in-kind benefits described in this Section 3 must be provided by the Employer during the Term. The amount of reimbursable expenses incurred, and the amount of in-kind benefits provided, in one taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other taxable year. Each category of reimbursement shall be paid as soon as administratively practicable, but in no event shall any such reimbursement be paid after the last day of the calendar year following the calendar year in which the expense was incurred. Neither rights to reimbursement nor in-kind benefits are subject to liquidation or exchanges for other benefits.

3.11    Clawback of Incentive Compensation. The Executive agrees to repay any incentive compensation previously paid or otherwise made available to the Executive under this Agreement that is subject to recovery under any applicable law (including any rule of any exchange or service through which the securities of the Employer are then traded), including, but not limited to, the following circumstances:

(a)    where such compensation was in excess of what should have been paid or made available because the determination of the amount due was based, in whole or in part, on materially inaccurate financial information of the Employer;

(b)    where such compensation constitutes “excessive compensation” within the meaning of 12 C.F.R. Part 30, Appendix A;

(c)    where the Executive has committed, is substantially responsible for, or has violated, the respective acts, omissions, conditions, or offenses outlined under 12 C.F.R. Section 359.4(a)(4); and

(d)    if the Employer becomes, and for so long as the Employer remains, subject to the provisions of 12 U.S.C. Section 1831o(f), where such compensation exceeds the restrictions imposed on the senior executive officers of such an entity.

The Executive agrees to return promptly any such compensation identified by the Employer by written notice provided pursuant to Section 12. If the Executive fails to return such compensation promptly, the Executive agrees that the amount of such compensation may be deducted from any and all other compensation owed to the Executive by the Employer. If the Executive is then employed by the Employer, the Executive acknowledges that the Employer may take appropriate disciplinary action (up to, and including, Termination of Employment) if the Executive fails to return such compensation. The Executive acknowledges the Employer’s rights to engage in any legal or equitable action or proceeding in order to enforce the provisions of this Section 3.11. The provisions of this Section 3.11 shall be modified to the extent, and remain in effect for the period, required by applicable law.

4.    Termination; Suspension or Reduction of Benefits.

4.1    Termination of Employment. During the Term, the Executive’s Termination of Employment under this Agreement may only occur as follows:

(a)    By the Employer by notice in writing:

(1)    for Cause; provided that the Employer shall give the Executive any prior written notice required by Section 24(g);

(2)    without Cause (other than pursuant to Section 4.1(a)(3) below) at any time, provided that the Employer shall give the Executive thirty (30) days prior written notice of its intent; or

(3)    in the event that a regulator for the Employer requires the Executive’s removal from service in one or more of the positions described in Section 1.1.

(b)    By the Executive:

(1)    for any reason (other than pursuant to Section 4.1(b)(2)), provided that the Executive shall give the Employer thirty (30) days’ prior written notice of the Executive’s intent to effect such a Termination of Employment; or

(2)    for Good Reason, provided that the Executive shall give the Employer the prior written notice described in Section 24(q).

(c)    Upon the Executive becoming subject to a Disability; provided however, that if this Section 4.1(c) is invoked by the Employer, the Employer shall provide the Executive with at least sixty (60) days’ prior written notice of the effective date of the Termination of Employment, in which event, the Employer shall be required to continue to meet its obligations under Section 3.1 for a period of six (6) months following the Termination of Employment or until the Executive begins receiving payments under the Bank’s long-term disability policy, whichever occurs first.

(d)    At any time upon mutual, written agreement of the parties.

(e)    Upon expiration, including non-renewal, of the Term.

(f)    Notwithstanding anything in this Agreement to the contrary, the Term shall end automatically upon the Executive’s death.

4.2    Severance. If, during the Term but prior to, or more than six (6) months following, a Change of Control, the Executive experiences an involuntary Termination of Employment by the Employer without Cause pursuant to Section 4.1(a)(2) or a Termination of Employment due to a resignation by the Executive for Good Reason pursuant to Section 4.1(b)(2), the Executive shall receive as liquidated damages, in lieu of all other claims and payments under this Agreement, severance in the form of (a) the continuation of Annual Base Salary, at the rate of Annual Base Salary in effect as of the effective date of the Termination of Employment, for a period of twelve (12) months, and (b) reimbursement by the Employer for the Executive’s cost of such health coverage as was in effect immediately prior to the Termination of Employment for himself and covered dependents with such reimbursement to continue for the lesser of (i) twelve (12) months, or (ii) the health continuation coverage period for which the Executive is eligible as a result of the Termination of Employment. Any severance payable pursuant to this Section 4.2 shall be paid in substantially equal increments in cash or cash equivalents in accordance with the Bank’s regular payroll practices, but no less frequently than monthly, commencing with the first payroll date that is more than sixty (60) days following the date of the Executive’s Termination of Employment.

4.3    Change of Control. If, within six (6) months following a Change of Control, the Executive experiences an involuntary Termination of Employment by the Employer without Cause pursuant to Section 4.1(a)(2) or a Termination of Employment due to a resignation by the Executive for Good Reason pursuant to Section 4.1(b)(2), the Executive shall receive, as liquidated damages, in lieu of all other claims and payments under this Agreement, the following:
(a)    if the Change of Control is an event described in Section 24(h)(1)(i) or (iii), (1) severance as a lump sum payment equal to two (2) times the sum of the Annual Base Salary and the target Annual Bonus opportunity as was in effect immediately prior to the Change of Control, plus (2) reimbursement by the Employer for the Executive’s cost of such health coverage as was in effect immediately prior to the Change of Control for himself and covered dependents with such reimbursements equal to the amounts that would be paid for the lesser of (i) twelve (12) months, or (ii) the health continuation coverage period for which the Executive is eligible as a result of the Termination of Employment.
(b)    if the Change of Control is an event described in Section 24(h)(1)(ii) or Section 24(h)(2) that is also not an event described in Section 24(h)(1)(i) or (iii), (1) severance in the form of pay continuation, at the rate equal to two (2) times the sum of the Annual Base Salary and the target Annual Bonus opportunity as was in effect immediately prior to the Change of Control for a period of twelve (12) months, plus (2) reimbursement by the Employer for the Executive’s cost of such health coverage as was in effect immediately prior to the Change of Control for himself and covered dependents with such reimbursements to continue for the lesser of (i) twelve (12) months, or (ii) the health continuation coverage period for which the Executive is eligible as a result of the Termination of Employment.
Any severance payable pursuant to Section 4.3(a)(1) shall be paid in a lump sum on the first payroll date that is more than sixty (60) days following the date of the Executive’s Termination of Employment. Any severance payable pursuant to Section 4.3(a)(2) or 4.3(b) shall be paid in substantially equal increments in cash or cash equivalents in accordance with the Bank’s regular payroll practices, but no less frequently than monthly, commencing with the first payroll date that is more than sixty (60) days following the date of the Executive’s Termination of Employment.
4.4    Parachute Payments. In no event shall any payment or other consideration payable to the Executive by the Employer exceed the amount permitted by Code Section 280G. Therefore, if the aggregate present value (determined in accordance with the provisions of Code Section 280G) of both the amounts payable to the Executive under this Agreement and all other amounts payable to the Executive by the Employer in the nature of compensation (the “Aggregate Payments”) would result in a “parachute payment,” as defined under Code Section 280G, then the Aggregate Payments shall not be greater than an amount equal to 2.99 multiplied by the Executive’s “base amount” for the “base period”, as those terms are defined under Code Section 280G. In the event the Aggregate Payments are required to be reduced pursuant to this Section, the Aggregate Payments will be reduced by category in the following order: (a) cancellation of accelerated vesting of equity awards; (b) reduction or elimination of cash severance benefits that are subject to Code Section 409A; (c) reduction or elimination of cash severance benefits that are not subject to Code Section 409A; (d) reduction or elimination of any remaining portion of the Aggregate Payments that are subject to Code Section 409A; and (e) reduction or elimination of any remaining portion of the Aggregate Payments that are not subject to Code Section 409A. In the event that acceleration of vesting of equity award compensation is to be cancelled, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Executive’s equity awards. Within each other category, cash payments and payments with respect to any equity award will be reduced pro rata based on the portion of cash or other payment with respect to the Aggregate Payments, in each case beginning with payments that would otherwise be made last in time; provided that in no event shall the cash portion of the Aggregate Payments be less than the amount of federal and state income tax withholding owed by the Executive with respect to the Aggregate Payments.
4.5    Effect of Termination of Employment.
(a)    Upon Executive’s Termination of Employment hereunder for any reason, the Employer shall have no further obligations to the Executive or the Executive’s estate with respect to this Agreement, except for (1) the payment of any amount earned and owing under this Agreement; (2) the reimbursement of any expenses under Section 3.5; and (3) any payment set forth in Section 4.2 or Section 4.3, if applicable.
(b)    Notwithstanding any other provision of this Agreement to the contrary, as a condition of the Employer’s payment of any amount in connection with the Executive’s Termination of Employment pursuant to Section 4.2 or Section 4.3, the Executive must execute and not timely revoke during any revocation period provided therein, a release in the form provided by the Employer. The Employer shall provide the release to the Executive in sufficient time so that if the Executive timely executes and returns the release, the revocation period will expire no later than sixty (60) days following the effective date of the Termination of Employment.
(c)    Notwithstanding any provision in the Agreement to the contrary, to the extent necessary to avoid the imposition of tax on the Executive under Code Section 409A, any payments that are otherwise payable to the Executive within the first six (6) months following the effective date of Termination of Employment, shall be suspended and paid as soon as practicable following the end of the six-month period following such effective date if, immediately prior to the Executive’s Termination of Employment, the Executive is determined to be a “specified employee” (within the meaning of Code Section 409A(a)(2)(B)(i)) of the Employer (or any related “service recipient” within the meaning of Code Section 409A and the regulations thereunder). Any payments suspended by operation of the foregoing sentence shall be paid as a lump sum within thirty (30) days following the end of such six-month period.
(d)    If the Executive is a member of the board of directors of either the Company or any Affiliate of the Company and the Executive’s employment is terminated by the Employer or by the Executive pursuant to Section 4.1, the Executive shall immediately resign from the Executive’s position(s) on such board(s) of directors, effective no later than the effective date of the Termination of Employment.
(e)    Notwithstanding anything contained in this Agreement to the contrary, no payments shall be made pursuant to Section 4 or any other provision herein in contravention of the requirements of Section 18(k) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. Section 1828(k)).

4.6    Regulatory Action.

(a)    If the Executive is removed and/or permanently prohibited from participating in the conduct of the Employer’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the FDIA (12 U.S.C. Sections 1818(e)(4) and (g)(1)), all obligations of the Employer under this Agreement shall terminate, as of the effective date of such order, except for the payment of Annual Base Salary due and owing under Section 3.1 on the effective date of said order, and reimbursement under Section 3.5 of expenses incurred as of the effective date of termination.

(b)    If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Employer’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the FDIA (12 U.S.C. Sections 1818(e)(3) and (g)(1)), all obligations of the Employer under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer shall reinstate any of its obligations which were suspended to the extent permitted by applicable law.

(c)    If the Employer is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but the vested rights of the parties shall not be affected.

(d)    If the Federal Deposit Insurance Corporation (“FDIC”) is appointed receiver or conservator under Section 11(c) of the FDIA (12 U.S.C. Section 1821(c)) of the Company or any depository institution controlled by the Company, the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the date of such receivership or conservatorship, other than any rights of the Executive that vested prior to such appointment. To the extent the Employer is or encompasses a depository institution, any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.

(e)    If the FDIC provides open bank assistance under Section 13(c) of the FDIA (12 U.S.C. Section 1823(c)) to the Company or any depository institution controlled by the Company, but excluding any such assistance provided to the industry generally, the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the date of such assistance, other than any rights of the Executive that vested prior to the FDIC action. To the extent the Employer is or encompasses a depository institution, any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.

(f)    If the FDIC requires a transaction under Section 13(f) or 13(k) of the FDIA (12 U.S.C. Sections 1823(f) and (k)) by the Employer or any depository institution controlled by the Employer, the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the date of such transaction, other than any rights of the Executive that vested prior to the transaction. To the extent the Employer is or encompasses a depository institution, any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.

(g)    Notwithstanding the timing for the payment of any severance amount described in Section 4.2 or Section 4.3, no such payments shall be made or commence, as applicable, that require the concurrence or consent of the appropriate federal banking agency of the Employer pursuant to 12 C.F.R. Section 359 prior to the receipt of such concurrence or consent.

(h)    All obligations under this Agreement are further subject to such conditions, restrictions, limitations and forfeiture provisions as may separately apply pursuant to any applicable state banking laws.

1.	Employer Information.

5.1    Ownership of Employer Information. All Employer Information received or developed by the Executive or by the Employer while the Executive is employed by the Employer will remain the sole and exclusive property of the Employer.

5.2    Obligations of the Executive. The Executive agrees:

(a)    to hold Employer Information in strictest confidence;

(b)    not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Employer Information or any physical embodiments of Employer Information to any unauthorized recipient; and

(c)    in any event, not to take any action causing, or fail to take any action necessary in order to prevent, any Employer Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret;

provided however, that none of the foregoing obligations shall preclude the Executive from making any disclosures of Employer Information required by law. In the event that the Executive is required by law to disclose any Employer Information, the Executive will not make such disclosure unless (and then only to the extent that) the Executive has been advised by independent legal counsel that such disclosure is required by law and then only after prior written notice is given to the Employer when the Executive becomes aware that such disclosure has been requested and is required by law. This Section 5 shall survive for a period of twelve (12) months following termination of this Agreement for any reason with respect to Confidential Information, and shall survive termination of this Agreement for any reason for so long as is permitted by applicable law with respect to Trade Secrets.

5.3    Delivery upon Request or Termination. Upon request by the Employer, and in any event upon the Executive’s Termination of Employment with the Employer, the Executive will promptly deliver to the Employer all property belonging to the Employer and their Affiliates, including, without limitation, all Employer Information then in the Executive’s possession or control.

2.
Non-Competition. The Executive agrees that during the Executive’s employment by the Employer hereunder, and in the event of the Executive’s Termination of Employment, regardless of the reason, for a period of twenty-four (24) months thereafter, the Executive will not (except on behalf of or with the prior written consent of the Employer), within the Area, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, perform for any Competing Business any services which are the same as or essentially the same as the services the Executive provided for the Employer. The Executive acknowledges and agrees that the Business of the Employer is conducted in the Area.

3.
Non-Solicitation of Customers. The Executive agrees that during the Executive’s employment by the Employer hereunder, and in the event of the Executive’s Termination of Employment, regardless of the reason, for a period of twenty-four (24) months thereafter, the Executive will not (except on behalf of or with the prior written consent of the Employer) on the Executive’s own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, any business from any of the Employer’s customers with whom the Executive has or had Material Contact for purposes of providing products or services that are competitive with those provided by the Employer in connection with the Business of the Employer.

4.
Non-Solicitation of Employees. The Executive agrees that during the Executive’s employment by the Employer hereunder, and in the event of the Executive’s Termination of Employment, regardless of the reason, for a period of twenty-four (24) months thereafter, the Executive will not (except on behalf of or with the prior written consent of the Employer) on the Executive’s own behalf or in the service or on behalf of others, solicit or recruit or attempt to solicit or recruit any employee of the Employer with whom the Executive had Material Contact, whether or not such employee is a full-time employee or a temporary employee of the Employer, such employment is pursuant to written agreement, for a determined period, or at will.

5.
Remedies. The Executive agrees that the covenants contained in Sections 5 through 8 of this Agreement are of the essence of this Agreement, that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Employer and their Affiliates, and that irreparable loss and damage will be suffered by the Employer should the Executive breach any of the covenants. Therefore, the Executive agrees and consents that, in addition to all the remedies provided by law or in equity, the Employer shall be entitled to seek a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants. Furthermore, in addition to any other remedies, the Executive agrees that any willful violation of the covenants in Sections 5 through 8 that results in material harm to the Employer will result in the immediate forfeiture of any payment that otherwise is or may become due under Section 4.2 or Section 4.3. The Employer and the Executive agree that all remedies available to the Employer shall be cumulative.

6.
Severability. The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with, and valid and enforceable under, the law or public policy.

7.
No Set-Off by the Executive. The existence of any claim, demand, action or cause of action by the Executive against the Employer whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of any of its rights hereunder.

8.
Notice. All notices, requests, waivers and other communications required or permitted hereunder shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

If to the Employer:	Nicolet Bankshares, Inc.
111 N. Washington Street
Green Bay, Wisconsin 54301
Attn: Executive Committee

If to the Executive:    The address most recently on file with the Employer

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. All such notices, requests, waivers and other communications shall be deemed to have been effectively given: (a) when personally delivered to the party to be notified; (b) when sent by confirmed facsimile to the party to be notified; (c) five (5) business days after deposit in the United States Mail postage prepaid by certified or registered mail with return receipt requested at any time other than during a general discontinuance of postal service due to strike, lockout, or otherwise (in which case such notice, request, waiver or other communication shall be effectively given upon receipt) and addressed to the party to be notified as set forth above; or (d) two (2) business days after deposit with a reputable overnight delivery service, postage prepaid, addressed to the party to be notified as set forth above with next-business-day delivery guaranteed. A party may change its or her notice address given above by giving the other party ten (10) days’ written notice of the new address in the manner set forth above.

9.
Assignment. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the Employer, including without limitation, a purchaser of all or substantially all the assets of the Employer. If the Agreement is assigned pursuant to the foregoing sentence, the assignment shall be by novation and the Employer shall have no further liability hereunder, and the successor or assign, as applicable, shall become the “Employer” hereunder, but the Executive will not be deemed to have experienced a Termination of Employment by virtue of such assignment. The Agreement is a personal contract and the rights and interest of the Executive may not be assigned by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive and the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

10.
Waiver. A waiver by one party to this Agreement of any breach of this Agreement by any other party to this Agreement shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

11.
Mediation. Except with respect to Sections 5 through 9 above, and as provided in Section 16 hereof, if any dispute arises out of or relates to this Agreement, or a breach thereof, and if the dispute cannot be settled through direct discussions between the parties, the parties agree to first endeavor to settle the dispute in an amicable manner by mediation under the Commercial Mediation Rules of the American Arbitration Association before resorting to any other process for resolving the dispute.

12.
Applicable Law and Choice of Forum. This Agreement shall be construed and enforced under and in accordance with the laws of the State of Wisconsin. The parties agree that any appropriate state court located in Brown County, Wisconsin or federal court for the Eastern District of Wisconsin shall have jurisdiction of any case or controversy arising under or in connection with this Agreement shall be a proper forum in which to adjudicate such case or controversy. The parties consent and waive any objection to the jurisdiction or venue of such courts.

13.
Interpretation. Words importing any gender include all genders. Words importing the singular form shall include the plural and vice versa. The terms “herein,” “hereunder,” “hereby,” “hereto,” “hereof” and any similar terms refer to this Agreement. Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction or effect.

14.
Entire Agreement. This Agreement embodies the entire and final agreement of the parties on the subject matter stated in this Agreement. No amendment or modification of this Agreement shall be valid or binding upon the Employer or the Executive unless made in writing and signed by all parties. All prior understandings and agreements relating to the subject matter of this Agreement, including, but not limited to, the Prior Employment Agreement, are hereby expressly terminated without any obligations owing to the Executive on account of the termination of those agreements.

15.
Rights of Third Parties. Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

16.
Costs of Enforcement. In the event of a dispute related to a breach of the Agreement results in a legal action initiated by either party to enforce its rights thereunder, the successful or prevailing party or parties in such action shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses, incurred in that action, in addition to any other relief to which such party or parties may be entitled. The non-prevailing party shall pay such costs and expenses to the prevailing party within sixty (60) days after a final determination (excluding any appeals) is made with respect to the litigation.

17.
Survival. The obligations of the parties pursuant to Sections 3.11, 4.2, 4.3, 5 through 9, 15, 16, 17, and 22, as applicable, shall survive the Executive’s Termination of Employment hereunder for the period designated under each of those respective sections.

18.
Representation Regarding Restrictive Covenants. The Executive represents that the Executive is not and, during the Term, will not become a party to any non-competition or non-solicitation agreement or any other agreement which would prohibit the Executive from entering into this Agreement or providing the services for the Employer contemplated by this Agreement on or after the Effective Date. In the event the Executive is subject to any such agreement, this Agreement shall be rendered null and void and the Employer shall have no obligations to the Executive under this Agreement.

19.
Section 409A. It is the intent of the parties that any payment to which the Executive is entitled under this Agreement be exempt from Section 409A of the Code to the maximum extent permitted under Section 409A of the Code. However, to the extent any such amounts are considered to be “nonqualified deferred compensation” subject to Section 409A of the Code, such amounts shall be paid and provided in a manner, and at such time and form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. Neither the Executive nor the Employer shall intentionally take any action to accelerate or delay the payment of any amounts in any manner which would not be in compliance with Section 409A of the Code without the consent of the other party. For purposes of this Agreement, all rights to payments shall be treated as rights to receive a series of separate payments to the fullest extent allowed by Section 409A of the Code. It is also intended that the payments satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A, including those provided under Treasury Regulations Section 1.409A-1(b)(4) (regarding short-term deferrals), Section 1.409A-1(b)(9)(iii) (regarding the severance pay exception) and Section 1.409A-1(b)(9)(iv) (regarding reimbursements and other separation pay).

20.	Definitions. Whenever used in this Agreement, the following terms and their variant forms shall have the meanings set forth below:

(a)    “Affiliate” shall mean any entity which controls, is controlled by, or is under common control with another entity. For this purpose, “control” means ownership of more than fifty percent (50%) of the ordinary voting power of the outstanding equity securities of an entity.

(b)    “Agreement” shall mean this Agreement and any exhibits incorporated herein together with any amendments hereto made in the manner described in this Agreement.

(c)    “Area” shall mean the geographic areas encompassed by a fifty (50) mile radius from the Bank’s corporate office and each branch office, it being the express intent of the parties that the Area as defined herein is the area where the Executive performs services on behalf of the Employer under this Agreement.

(d)    “Bank” means Nicolet National Bank, a national bank, or any successor thereto.

(e)    “Board of Directors” shall mean the board of directors of Company and/or of the Bank, as the context requires and, where appropriate, includes any committee thereof or other designee.

(f)    “Business of the Employer” shall mean the business conducted by the Employer, which is the business of commercial and consumer banking and the provision of wealth management products and services.

(g)    “Cause” shall mean any one of the following events:

(1)    a material breach of the terms of this Agreement by the Executive, including, without limitation, failure by the Executive to perform his duties and responsibilities in the manner and to the extent required under this Agreement, which remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Executive by the Employer. Such notice shall (i) specifically identify the duties that the Board of Directors believes the Executive has failed to perform, (ii) state the facts upon which the Board of Directors made such determination, and (iii) be approved by a resolution passed by two-thirds (2/3) of the directors then in office;

(2)    conduct by the Executive that amounts to fraud, dishonesty or willful misconduct in the performance of his duties and responsibilities hereunder;

(3)    arrest for, charged in relation to (by criminal information, indictment or otherwise), or conviction of the Executive during the Term of this Agreement of a crime involving breach of trust or moral turpitude;

(4)    conduct by the Executive that amounts to gross and willful insubordination or inattention to his duties and responsibilities hereunder; or

(5)    conduct by the Executive that results in removal from his position as an officer or executive of the Employer pursuant to a written order by any regulatory agency with authority or jurisdiction over the Employer.

(h)    “Change of Control” means any one of the following events occurring after the Effective Date:

(1)    (i) when a person or a group acquires stock of the Bank that, combined with stock previously owned, controls more than fifty percent (50%) of the value or voting power of the stock of the Bank; (ii) on the date that, during any twelve-month period, either (x) any person or group acquires stock possessing thirty percent (30%) or more of the voting power of the stock of the Bank or (y) the majority of the Board of Directors of the Bank is replaced by persons whose appointment or election is not endorsed by a majority of the Board of Directors of the Bank; or (iii) when a person or group acquires, during any twelve-month period, assets of the Bank having a total gross fair market value equal to forty percent (40%) or more of the total gross fair market value of all of the Bank’s assets.

(2)    (i) a “change in the ownership of a corporation,” (ii) a “change in the effective control of a corporation,” or (iii) a “change in the ownership of a substantial portion of the assets of a corporation,” all within the meaning of Code Section 409A; provided, however, that for purposes of determining a “substantial portion of the assets of a corporation,” “eighty-five percent (85%)” shall be used instead of “forty percent (40%).” For purposes of this Section 24(h)(2), “a corporation” refers to only to the Company. Notwithstanding the foregoing, in the event of a merger, consolidation, reorganization share exchange or other transaction as to which the holders of the capital stock of the Company before the transaction continue after the transaction to hold, directly or indirectly through a holding company or otherwise, shares of capital stock of the Company (or other surviving company) representing more than fifty percent (50%) of the value or ordinary voting power to elect directors of the capital stock of the Company (or other surviving company), such transaction shall not constitute a Change of Control for purposes of Section 24(h)(2).

(i)    “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(j)    “Company” means Nicolet Bankshares, Inc., a bank holding company organized under the laws of the State of Wisconsin.

(k)    “Competing Business” shall mean any entity (other than the Employer and their Affiliates) that is conducting business that is the same or substantially the same as the Business of the Employer.

(l)    “Confidential Information” means data and information relating to the business of the Employer and their Affiliates (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through the Executive’s relationship to the Employer and their Affiliates and which has value to the Employer and their Affiliates and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Employer or their Affiliates, provided that such public disclosure shall not be deemed to be voluntary when made without authorization by the Executive or any other employee of Employer, or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(m)    “Determination Date” means (1) during the Executive’s employment, the date for which compliance is being determined, and (2) following Executive’s Termination of Employment, the date of Executive’s Termination of Employment.

(n)    “Disability” shall mean the inability of the Executive to perform each of his material duties under this Agreement for the duration of the short-term disability period under the Employer’s policy then in effect (or, if no such policy is in effect, a period of one-hundred eighty (180) consecutive days) as certified by a physician chosen by the Employer and reasonably acceptable to the Executive.

(o)    “Effective Date” means March 7, 2019.

(p)    “Employer Information” means Confidential Information and Trade Secrets.

(q)    “Good Reason” shall mean any of the following which occurs on or after the Effective Date:
(1)    a material diminution in the authority (including supervisory authority), responsibilities or duties of the Executive as in effect immediately after the Effective Date, without the Executive’s consent, other than any diminution attributable to the sharing of duties and responsibilities with the Executive’s counterpart with whom the offices of Chief Executive Officer and President of the Company are being shared;
(2)    following a Change of Control, a material diminution in the Executive’s reporting relationships (e.g., the Executive no longer reports directly to the Board of Directors of the Company);
(3)    following a Change of Control, a material change in the geography where the Executive must perform his services (i.e., a location that is beyond a fifty-mile radius from the Executive’s office location immediately prior to the Change of Control);
(4)    following a Change of Control, any material decrease in Annual Base Salary, bonus opportunity, or other benefits provided for in Section 3 from the level in effect immediately prior to the Change of Control; or
(5)    a material breach of the Agreement;
provided, however, that in each case of the above, the Executive must provide written notice to the Employer of the occurrence of such action or failure within ninety (90) days after the action or failure first occurs, and the Executive shall only have Good Reason to terminate the Executive’s employment if the Employer fails to correct such action or failure within thirty (30) days following receipt of such notice. If the Employer does so fail to correct such action or failure, the Executive must resign effective no later than fifteen (15) days following expiration of the thirty (30)-day correction period.
(r)    “Material Contact” means
(1)    with respect to Section 7 of this Agreement, the contact between the Executive and each customer: (i) with whom or which the Executive dealt on behalf of the Employer and/or one or more of their Affiliates in a business capacity or about whom or which the Executive obtained Confidential Information in the ordinary course of business as a result of such Executive’s association with the Employer and/or one or more of their Affiliates; and (ii) who or which received products or services from the Employer and/or one or more of their Affiliates within two (2) years prior to the Determination Date; and
(2)    with respect to Section 8 of this Agreement, the contact between the Executive and each employee over which the Executive has direct supervisory authority or significant influence and each employee with whom the Executive has obtained Confidential Information regarding, without limitation, that employee’s performance and/or compensation giving rise to a competitive advantage by virtue of the Executive’s position with the Employer within two (2) years prior to the Determination Date.
(s)    “Term” shall mean the period beginning with the Effective Date and ending on the last business day of the Employer immediately prior to the third anniversary of the Effective Date.
(t)    “Termination of Employment” shall mean a termination of the Executive’s employment where either: (1) the Executive has ceased to perform any services for the Employer and all affiliated companies that, together with the Employer, constitute the “service recipient” within the meaning of Code Section 409A and the regulations thereunder (collectively, the “Service Recipient”) or (2) the level of bona fide services the Executive performs for the Service Recipient after a given date (whether as an employee or as an independent contractor) is reasonably expected to permanently decrease (excluding a decrease as a result of military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Executive retains a right to reemployment with the Service

Recipient under an applicable statute or by contract) to no more than twenty percent (20%) of the average level of bona fide services performed for the Service Recipient (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of service if the Executive has been providing services to the Service Recipient for less than 36 months). For the avoidance of doubt, whether a Termination of Employment occurs will be made in accordance with Treasury Regulation Section 1.409A-1(b).
(u)    “Trade Secrets” means Employer or Affiliate information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which:

(1)    derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(2)    is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Employer and the Executive have executed and delivered this Agreement as of the date first shown above.

Nicolet Bankshares, Inc.:

By:	/s/ Robert B. Atwell
Signature

Robert B. Atwell
Print Name

Chairman, President and Chief Executive Officer
Title

Nicolet National Bank:

By:	/s/ Robert B. Atwell
Signature

Robert B. Atwell
Print Name

Chairman
Title

Executive:

/s/ Michael E. Daniels
Michael E. Daniels